Exhibit 23.3

JLL Hotels 2333 Ponce de Leon Blvd. Miami, FL 33134 tel +1 305 529 6345 fax +1 305 529 6398

September 27, 2016

CONSENT OF JLL’S HOTELS & HOSPITALITY, A SUBSIDIARY OF JONES LANG LASALLE AMERICAS, INC.

We consent to the use in this Registration Statement on Form S-1 excerpts from our report titled “All-Inclusive Lodging Market Study” updated June 20, 2016 relating to an overview of the all-inclusive sector of the leisure, hotel and tourism industry appearing throughout the Prospectus, which is a part of such Registration Statement, and in particular the sections herein entitled “Prospectus Summary–Industry Overview and All-Inclusive Market Overview,” “Industry Overview and All-Inclusive Market Overview” and “Our Business and Resorts.”

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Sincerely yours,

JLL’s Hotels and Hospitality Group,

a division of Jones Lang LaSalle Americas, Inc.

/s/ Clay B. Dickinson

Clay B. Dickinson

Managing Director